UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                              (Amendment No. 3)(1)


                           DECORATOR INDUSTRIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock - $0.20 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    24631207
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


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* The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24631207

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     Steven C. Leonard ("Leonard")
     Pacifica Capital Investments LLC ("PCI")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PCI - 84-1452736
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)
   -----------------------------------------------------------------------------
(b) X
   -----------------------------------------------------------------------------
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mr. Leonard is a United States citizen. PCI was formed under the laws of the state of Colorado.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           Leonard - 41,880, PCI - 0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          Leonard - 0, PCI - 0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         Leonard - 41,880, PCI - 0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            Leonard - 244,440, PCI - 244,440
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    Leonard - 286,320, PCI - 244,440
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     Leonard - 10.2%, PCI - 8.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     Leonard - IN, PCI - IA
________________________________________________________________________________

CUSIP No. 24631207


Item 1(a).  Name of Issuer:


            Decorator Industries Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            10011 Pines Blvd., Suite 201, Pembroke Pines, FK 33024
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Steven C. Leonard ("Leonard")
            Pacifica Capital Investments LLC ("PCI")
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            P.O. Box 710, Rancho Santa Fe, CA 92067
            ____________________________________________________________________

Item 2(c).  Citizenship:

            Leonard is a citizen of the United States, and PCI is a limited liability company formed under the laws of the State of Colorado.
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock - par value $0.20 per share
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            24631207
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 24631207


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Leonard - 286,320 shares, of which 244,440 shares are beneficially owned by PCI. Mr. Leonard is the managing member of PCI. PCI is an investment adviser registered under the Investment Advisers Act of 1940 and possesses investment power, but not voting power, over its managed accounts. All securities beneficially owned by PCI are held in managed accounts. The filing of this Schedule 13G shall not be construed as an admission that either PCI or Mr. Leonard is the beneficial owner of securities held in managed accounts of PCI for any purpose other than Section 13(d) under the Securities Exchange Act of 1934.
          ______________________________________________________________________

     (b)  Percent of class:  Leonard - 10.2%, PCI 8.7%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote -
                Leonard - 41,880, PCI - 0

          (ii)  Shared power to vote or to direct the vote -
                Leonard - 0, PCI - 0

          (iii) Sole power to dispose or to direct the disposition of - Leonard - 41,880, PCI - 0

          (iv) Shared power to dispose or to direct the disposition of - Leonard - 41,880, PCI - 244,440


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         NA
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         NA. To the knowledge of PCI, none of its managed accounts owns more than five percent of the class.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         NA
         _______________________________________________________________________

Item 8.  Identification and Classification of Members of the Group.

         NA
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

          NA
          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."





                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2004


/s/ Steven C. Leonard
------------------------------------------
Steven C. Leonard, individually and as the
Managing Member of Pacifica Capital
Investments, LLC